UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

          Date of report (Date of Earliest Event Reported: (07-17-2001)


                      GENERAL MOTORS ACCEPTANCE CORPORATION
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               (Exact name of registrant specified in its charter)

                                    Delaware
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         (State or other jurisdiction of incorporation or organization)

          1-3754                                 38-0572512
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    (Commission File No.)            (I.R.S. Employer Identification No.)

              200 Renaissance Center, Detroit, Michigan 48265-2000
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                                  313-665-6266
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              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

                     GMAC 2ND QUARTER 2001 EARNINGS SUMMARY

General Motors Acceptance Corporation (GMAC) earned consolidated net income in the second quarter of 2001 of $449 million, up 14% from the $395 million earned in the second quarter of 2000. These earnings represent a record second quarter for GMAC. Net income for the first six months of 2001 was $914 million, up 15% from the $792 million reported in the same period a year ago.

     For the quarter, net income from financing operations totaled $360 million, up 30% from the $278 million earned in the same period of 2000. The strong results can be attributed to higher asset levels, increased securitization activity, and the positive impact of lower short-term interest rates, which were only partially offset by higher credit losses and lower off-lease residual values.

     GMAC Insurance Holdings, Inc. generated net income of $41 million in the second quarter of 2001, down 28% from the $57 million earned in the same period of 2000. The decrease was primarily due to a timing related reduction in capital gains.

     GMAC Mortgage Group, Inc. earned $48 million in the second quarter of 2001, down 20% from the $60 million earned in the same period last year. The lower interest rate environment led to an acceleration of loan prepayments as more customers refinanced their mortgages requiring a write-down of mortgage servicing rights. Absent this write-down, mortgage operations remained strong with a significant increase in mortgage originations and record earnings from GMAC Commercial Mortgage and Residential Funding Corporation (GMAC's residential mortgage conduit operation).

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.



                                    GENERAL MOTORS ACCEPTANCE CORPORATION
                                    -------------------------------------
                                              (Registrant)


Dated:  July 17, 2001               By  s/  GERALD E. GROSS
                                    -------------------------------------
                                           (Gerald E. Gross, Controller)